Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE TO

(Rule 14d-100)

CDK GLOBAL, INC.

(Name of Subject Company (Issuer))

CENTRAL MERGER SUB INC.

(Name of Filing Person (Offeror))

a wholly owned subsidiary of

CENTRAL PARENT LLC

(Name of Filing Person (Parent of Offeror))

Table 1 - Transaction Value

	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$6,600,439,216	0.0000927	$611,860.72
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation*	$6,600,439,216
Total Fees Due for Filing			$611,860.7153
Total Fees Previously Paid			$0.00
Total Fee Offsets			0.00
Net Fee Due			$611,860.72

*	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 116,699,802 outstanding shares of common stock, par value $0.01 per share, of CDK Global, Inc. (“CDK” and such shares, the “Shares”) multiplied by the offer price of $54.87, (ii) 4,825 Shares issuable pursuant to outstanding options with an exercise price of $21.72, multiplied by the offer price of $54.87 minus the exercise price of such option, 5,790 Shares issuable pursuant to outstanding options with an exercise price of $27.106, multiplied by the offer price of $54.87 minus the exercise price of such option, 5,444 Shares issuable pursuant to outstanding options with an exercise price of $28.763, multiplied by the offer price of $54.87 minus the exercise price of such option, 76,920 Shares issuable pursuant to outstanding options with an exercise price of $39.67, multiplied by the offer price of $54.87 minus the exercise price of such option, 396,744 Shares issuable pursuant to outstanding options with an exercise price of $42.59, multiplied by the offer price of $54.87 minus the exercise price of such option, 319,693 Shares issuable pursuant to outstanding options with an exercise price of $43.45, multiplied by the offer price of $54.87 minus the exercise price of such option, 11,987 Shares issuable pursuant to outstanding options with an exercise price of $43.54, multiplied by the offer price of $54.87 minus the exercise price of such option, 333,629 Shares issuable pursuant to outstanding options with an exercise price of $47.13, multiplied by the offer price of $54.87 minus the exercise price of such option, 299,473 Shares issuable pursuant to outstanding options with an exercise price of $50.77, multiplied by the offer price of $54.87 minus the exercise price of such option, 9,562 Shares issuable pursuant to outstanding options with an exercise price of $50.80, multiplied by the offer price of $54.87 minus the exercise price of such option, (iii) 1,927,302 Shares issuable pursuant to outstanding restricted stock units multiplied by $54.87, (iv) 231,597 Shares issuable pursuant to outstanding deferred stock units multiplied by $54.87 and (v) 1,175,916 Shares issuable pursuant to performance stock units (assuming achievement of performance metrics at the maximum level) multiplied by $54.87. The calculation of the filing fee is based on information provided by CDK as of April 18, 2022.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022, issued August 23, 2021, by multiplying the transaction value by 0.0000927.